Filed Pursuant to Rule 424(b)(3)

Registration No. 333-288637

PROSPECTUS

5,000,000 Shares of Class A Common Stock

This prospectus relates to the offer and resale, from time to time, of up to 5,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Cloudastructure, Inc., a Delaware corporation (“Cloudastructure,” “we,” “us,” “our,” or the “Company”), held by Atlas Sciences, LLC, a Utah limited liability company (“Atlas” or the “Selling Stockholder”).

The shares of Class A common stock being offered by the Selling Stockholder consist of:

•	up to 4,626,866 shares of Class A common stock (the “Put Shares”) that we may elect to issue and sell to Atlas, in our sole discretion from time to time after the date of this prospectus, upon the terms and subject to the conditions of, an Equity Purchase Agreement, dated as of November 25, 2024 (the “Purchase Agreement”), that we entered into with Atlas; and

•	373,134 shares of Class A common stock (the “Commitment Shares” and, together with the Put Shares, the “Equity Line Shares”) we have issued to Atlas as consideration for its commitment to purchase our Class A common stock under the Purchase Agreement.

The price that Atlas will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our Class A common stock. See “The Atlas Transaction” for a description of the Purchase Agreement and “Selling Stockholder” for additional information.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares by the Selling Stockholder. We may receive gross proceeds of up to $50,000,000 from the sale of our Class A common stock to Atlas under the Purchase Agreement. Such sales may take place from time to time, in our discretion, after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement.

Atlas may sell the Class A common stock described in this prospectus in a number of different ways and at varying prices. Atlas is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). See “Plan of Distribution” on page 22 for more information about how Atlas may sell the shares of Class A common stock being registered pursuant to this prospectus.

Our Class A common stock is listed on the Nasdaq Capital Market (“Nasdaq”), under the symbol “CSAI.” On August 18, 2025, the last reported sale price of our Class A common stock on Nasdaq was $1.65 per share.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary—Emerging Growth Company” and “Prospectus Summary—Smaller Reporting Company.”

Investing in our Class A common stock involves a high degree of risk. See the “Risk Factors” section beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus for the risks and uncertainties you should consider before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is August 25, 2025

Neither we nor the Selling Stockholder has authorized anyone to provide any information to you other than the information contained in this prospectus and the documents incorporated by reference herein. Neither we nor the Selling Stockholder take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give to you. This prospectus is an offer to sell only the shares of Class A common stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or incorporated by reference herein is current only as of its date, regardless of its time of delivery or the time of any sale of shares of Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus and the documents incorporated by reference herein, including statements regarding our future results of operations and financial position, business plan and strategy, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus may include, but are not limited to, statements about:

•	the implementation of our business model and our strategic plans for our business, product, services, and technology;

•	our commercialization and marketing capabilities and strategy;

•	our ability to establish or maintain collaborations or strategic relationships or obtain additional funding;

•	our competitive position;

•	the scope of protection that we able to establish and maintain for intellectual property rights covering our products, services, and technology;

•	developments and projections relating to our competitors and our industry;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements; and

•	the impact of new or existing laws and regulations on our business and strategy.

These forward-looking statements are based on information available to us at the time of this prospectus or the documents incorporated by reference herein, and on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date made and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those described in the section of this prospectus entitled “Risk Factors” and in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are publicly available on the SEC’s website at www.sec.gov. Given that forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

You should read this prospectus and any accompanying prospectus supplement, if any, completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all of the information that you should consider prior to making an investment decision. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements,” and our audited and unaudited financial statements and the accompanying notes incorporated by reference herein or included in any applicable prospectus supplement hereto before making an investment decision. Unless otherwise indicated or context otherwise requires, all references in this prospectus to outstanding share and per share information are presented after giving effect to the Reverse Stock Split (as hereinafter defined) and all references to “we,” “us,” “our,” the “Company,” “Cloudastructure,” and similar terms refer to Cloudastructure, Inc.

Overview

We were formed under the laws of the State of Delaware on March 28, 2003. We provide an award-winning cloud-based artificial intelligence (“AI”) video surveillance and Remote Guarding (as defined below) service built on AI and machine learning platforms.

We operated as a small Silicon Valley startup until early 2021 when we raised over $35 million in funding under Regulation A of the Securities Act. With these funds we quickly built a sales, marketing and support structure and achieved a degree of early success in the property management space. As of the date of this prospectus, we have contracts in place with five of the top 10 property management companies on the National Multifamily Housing Council’s (“NMHC’s”) 2024 NMCH 50 list (Greystar Real Estate Partners, Avenue5 Residential, LLC, Cushman & Wakefield, BH Management Services, LLC and FPI Management, Inc.). Our cloud-based solutions allow our customers to provide real-time safety and security solutions for their properties, as well as easily manage security across all of their locations. As of the date of this prospectus, we are focused on expanding into more of our existing top tier customer locations, acquiring additional customers in the property management (“proptech”) space, and we anticipate entering into additional markets in 2025.

Our intelligent AI solution works by identifying objects (faces, license plates, animals, guns, etc.) in video footage so that property managers can quickly search for those objects. Additionally, our AI and Remote Guarding services provide a proactive response to crime. Remote guarding combines video surveillance, AI analytics, monitoring centers, and security agents (“Remote Guarding”). Based on internal data comparing the total number of actual threatening activity alerts received by our Remote Guards, against all potentially suspicious and threatening activity alerts received by our Remote Guards, on average, from 2023 to the date of this prospectus, our Remote Guarding services deterred over 97% of all threatening activity for our customers. We believe AI security delivers multiple benefits for many property owners, including, without limitation:

•	Deterring crime and improving overall safety;

•	Improving occupancy rates and rental rates; and

•	Reducing onsite guard costs and lowering insurance rates

As of the date of this prospectus, we are the only seamless, cloud-based, AI surveillance and Remote Guarding solution on the market of which we are aware. We also believe that our solution is more affordable and easier to use than the various solutions that our competitors offer. Our Remote Guarding service bridges the line between AI and human intelligence. AI has the ability to monitor all cameras at the same time and all of the time, a task from which humans would fatigue. When the AI detects an event occurring, the Remote Guards are notified. The Remote Guards can then determine if escalation is required. With real-time human intervention, our Remote Guarding service can turn video surveillance from a forensic tool, used after a crime has been committed, into a real time crime prevention tool. This has the potential to greatly increase value for our customers.

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The Atlas Equity Line

On November 25, 2024, we entered into the Purchase Agreement with Atlas, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to cause Atlas to purchase (the “Put”) up to an aggregate of $50,000,000 (the “Maximum Commitment Amount”) of our Class A common stock over the 24-month term of the Equity Line (the “Commitment Period”). In consideration of Altas’s commitment to purchase the Put Shares pursuant to the Purchase Agreement, we issued 143,472 Commitment Shares to Atlas on February 6, 2025. On July 9, 2025, we issued an additional 229,662 Commitment Shares to Atlas pursuant to the Purchase Agreement as a result of the decline in the market price of our Class A common stock since signing the Purchase Agreement. See “The Atlas Transaction – Commitment Shares” below for more information.

Concurrently with the Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) typical for transactions of this type with Atlas, pursuant to which we agreed to file one or more registration statements (each a “Registration Statement”) registering the Equity Line Shares.

This prospectus covers the resale by the Selling Stockholder of up to 5,000,000 shares of our Class A common stock, comprised of (a) up to 4,626,866 shares of our Class A common stock that we have reserved for sale to Atlas under the Purchase Agreement from time to time after the date of this prospectus, if and when we determine to sell additional shares of our Class A common stock to Atlas under the Purchase Agreement, and (b) 373,134 Commitment Shares that we have already issued to Atlas in lieu of a cash fee for making its commitment to purchase our Class A common stock under the Purchase Agreement.

The purchase price for the Put Shares will be 95% of the lowest daily volume weighted average price (VWAP) of our Class A common stock during the period beginning on the applicable Put Date (defined below) and ending four trading days following the Clearing Date (defined below). Atlas will be entitled to deduct its clearing costs from the amount it is required to pay us for any Put Shares, and with respect to the first Put Shares we sell to Atlas, if any, Atlas will be entitled to deduct $15,000 to cover its legal and due diligence fees in connection with the Equity Line.

The foregoing descriptions of the Purchase Agreement and Registration Rights Agreement are qualified in their entirety by reference to the Purchase Agreement and Registration Rights Agreement, copies of which are filed as Exhibits 10.8 and 10.9, respectively, hereto and are incorporated by reference herein.

There are certain conditions precedent to our right to sell Put Shares to Atlas. For details on these conditions and more detailed information on the Atlas Transaction, see “The Atlas Transaction.”

Emerging Growth Company

We are an “emerging growth company” as defined in the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take, and intend to take, advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements, and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of our direct listing on Nasdaq, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Class A common stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies.

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Smaller Reporting Company

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting Class A common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting Class A common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

Corporate Information

We were incorporated under the laws of the State of Delaware on March 28, 2003, under the name Connexed Technologies, Inc. On September 28, 2016, we changed our name to Cloudastructure, Inc. Our principal executive offices are located at 228 Hamilton Avenue, 3rd Floor, Palo Alto, California 94301. Our telephone number is (650) 644-4160 and our website address is www.cloudastructure.com. Information contained on or that can be accessed through our website is neither a part of, nor incorporated by reference into, this prospectus, and you should not consider information on our website to be part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

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THE OFFERING

Issuer	Cloudastructure, Inc.

Shares of Class A Common Stock Offered by the Selling Stockholder

Up to 5,000,000 shares of Class A common stock, consisting of:

•     up to 4,626,866 shares of our Class A common stock that we may issue and sell to Atlas from time to time under the Purchase Agreement from and after the commencement; and

•     373,134 Commitment Shares.

Selling Stockholder	Atlas Sciences, LLC. See “Selling Stockholder” below.
Use of Proceeds	We will not receive any proceeds from the sale of shares of our Class A common stock by Atlas pursuant to this prospectus. We may receive up to $50.0 million aggregate gross proceeds under the Purchase Agreement from any sales of shares of our Class A common stock we make to Atlas pursuant to the Purchase Agreement after the commencement, assuming that we sell the full amount of our Class A common stock that we have the right, but not the obligation to sell to Atlas under the Purchase Agreement. Any proceeds that we receive from sales of shares of our Class A common stock to Atlas under the Purchase Agreement will be used for general corporate purposes. See “Use of Proceeds.”

Offering Price	The Selling Stockholder will offer the shares of Class A common stock covered by this prospectus at the prevailing market prices or at privately negotiated prices.

Risk Factors	You should read the “Risk Factors” incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A common stock.

Nasdaq Capital Market Symbol	“CSAI”

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RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before you decide to invest in our Class A common stock, you should carefully consider the risks described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, and other filings we make with the SEC from time to time, which are incorporated by reference herein, together with the other information in this prospectus and documents incorporated by reference in this prospectus. The risks described in our most recent Annual Report on Form 10-K and the other filings incorporated by reference herein are not the only ones that we face. Additional risks and uncertainties may also impair our business operations. If any of the risks described in our most recent Annual Report on Form 10-K and the other filings incorporated by reference herein occur, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the market price of our Class A common stock could decline, and you may lose all or part of your investment.

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THE ATLAS TRANSACTION

On November 25, 2024, we entered into the Purchase Agreement with Atlas, which provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to cause Atlas to purchase (the “Put”) up to an aggregate of $50,000,000 (the “Maximum Commitment Amount”) of our Class A common stock over the Commitment Period (defined below). In consideration of Altas’s commitment to purchase the Put Shares pursuant to the Purchase Agreement, we have issued 373,134 Commitment Shares to Atlas. See “Commitment Shares” below for more information.

Concurrently with the Purchase Agreement, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) typical for transactions of this type with Atlas, pursuant to which we agreed to file one or more registration statements (each a “Registration Statement”) registering the Equity Line Shares.

This prospectus covers the resale by the Selling Stockholder of up to 5,000,000 shares of our Class A common stock, comprised of (a) up to 4,626,866 shares of our Class A common stock that we have reserved for sale to Atlas under the Purchase Agreement from time to time after the date of this prospectus, if and when we determine to sell additional shares of our Class A common stock to Atlas under the Purchase Agreement, and (b) 373,134 Commitment Shares that we have already issued to Atlas in lieu of a cash fee for making its commitment to purchase our Class A common stock under the Purchase Agreement.

The following descriptions of the Purchase Agreement and Registration Rights Agreement are qualified in their entirety by reference to the Purchase Agreement and Registration Rights Agreement, copies of which are filed as Exhibits 10.5 and 10.6, respectively, to the Registration Statement that includes this prospectus.

Right to Sell Shares to Atlas

Pursuant to, and subject to the terms and conditions of, the Purchase Agreement, we have the right beginning 15 days following the effective date of the Registration Statement that includes this prospectus and throughout the Commitment Period (provided a Registration Statement covering the resale of the Equity Line Shares remains in effect) to deliver written notice to Atlas (a “Put Notice”) requiring Atlas to purchase Put Shares (i) in a minimum amount of not less than $25,000, and (ii) in a maximum amount of up to the lesser of (a) $250,000, or (b) the median daily trading volume of our Class A common stock during the five preceding trading days (unless we and Atlas agree to a greater amount). The foregoing minimum and maximum amounts will be determined by multiplying the number of Put Shares set forth in the Put Notice by the closing trade price of our Common A common stock on the trading day immediately preceding the Put Date (as defined below).

A Put Notice will be deemed delivered on (i) the trading day received by Atlas if received on or before to 9:00 a.m. EST or (ii) the immediately succeeding trading day if received after 9:00 a.m. EST on a trading day or at any time on a day that is not a trading day (such date, the “Put Date”). We will deliver the Put Shares within one trading day following the Put Date, and the trade will be deemed cleared when Altas receives the Put Shares and they are cleared and approved for trading by its brokerage firm (the “Clearing Date”).

The purchase price (the “Purchase Price”) for the Put Shares will be 95% of the lowest daily volume weighted average price (VWAP) of our Class A common stock during the period beginning on the applicable Put Date and ending on the date that is four trading days after the Clearing Date (the “Valuation Period”), and the investment amount to be paid to us by Atlas (the “Investment Amount”) will be the number of Put Shares multiplied by the Purchase Price, minus Atlas’s clearing costs, which includes all brokerage firm, clearing firm, legal, and transfer agent fees payable by Atlas with respect to those Put Shares. The closing of a Put shall occur within one trading day following the end of the Valuation Period, and Atlas will deliver the Investment Amount to us by wire transfer of immediately available funds. The Investment Amount for the first Put Notice that we submit will be reduced by $15,000 to cover Atlas’s legal and due diligence fees in connection with the Equity Line. The Purchase Price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement.

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Our right to sell Put Shares to Atlas pursuant to the Purchase Agreement is subject to a number of conditions, described below.

The Purchase Agreement includes customary representations, warranties and covenants, and includes a beneficial ownership limitation (the “Beneficial Ownership Limitation”) which provides that the number of Equity Line Shares, when aggregated with all other shares of Class A common stock then beneficially or deemed beneficially owned (i) with respect to Atlas individually, and not aggregated with the beneficial ownership of its affiliates, shall not exceed 4.99% of the number of shares of Class A common stock outstanding immediately after giving effect to the issuance of Put Shares pursuant to a Put Notice; and (ii) with respect to Atlas together with the beneficial ownership of its affiliates, 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to the issuance of Put Shares pursuant to a Put Notice.

 Conditions Precedent To Our Right To Sell Shares to Atlas

In order for us to sell Put Shares to Atlas, the following conditions must be met:

(a)        The Registration Statement of which this prospectus is a part, covering the resale of the Put Shares and the Commitment Shares, and any amendment or supplement thereto, remain effective and (i) neither we nor Atlas shall have received notice that the SEC has issued or intends to issue a stop order with respect to the Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and (ii) no other suspension of the use of, or withdrawal of the effectiveness of, the Registration Statement or related prospectus shall exist.

(b)        Our representations and warranties in the Purchase Agreement, as updated by filings we make with the SEC, are true and correct in all material respects as of the date of the closing of the Put Shares (except for representations and warranties specifically made as of a particular date).

(c)        We have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us.

(d)        No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, and no proceeding has been commenced that may have the effect of prohibiting or materially adversely affecting any of such transactions.

(e)        Since the date of filing of our most recent filing with the SEC, no event that had, or to our knowledge is reasonably likely to have, a material adverse effect on us, or that would prohibit or materially interfere with our ability to perform our obligations pursuant to the Purchase Agreement or the Registration Rights Agreement, has occurred.

(f)        The trading of our Class A common stock shall not have been suspended by the SEC, the principal market on which such shares are traded, or FINRA, or otherwise halted for any reason, and our Class A common stock shall have been approved for listing or quotation on (and shall not have been delisted from) the Nasdaq Capital Market.

(g)        The number of Commitment Shares and the number of Put Shares then to be purchased by Atlas shall not exceed the number of such shares that, when aggregated with all other shares of Class A common stock then owned by Atlas beneficially or deemed beneficially owned by Atlas would result in Atlas owning more than the Beneficial Ownership Limitation.

(h)        We shall have no knowledge of any event more likely than not to have the effect of causing the Registration Statement to be suspended or otherwise ineffective (which event is more likely than not to occur within the 15 trading days following the trading day on which the Put Notice is deemed delivered), and we shall have no knowledge of any untrue statement (or alleged untrue statement) of a material fact or omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in any Registration Statement filed pursuant to the Registration Rights Agreement or any post-effective amendment or prospectus which is part of any such Registration Statement (unless we have filed an amendment with the SEC).

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(i)        On the date of delivery of each Put Notice, Atlas shall have received a closing certificate, in the form required by the Purchase Agreement, executed by an officer of the Company and to the effect that all conditions to the closing of the sale of such Put Shares has been satisfied as of the date of such certificate.

(j)        The Class A common stock shall be DWAC Eligible (as defined in the Purchase Agreement) and not subject to a “DTC chill.”

(k)        All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC shall have been timely filed with the SEC.

(l)        There is no Bankruptcy Proceeding (as defined in the Purchase Agreement) by or against us, and we shall have no knowledge of any event more likely than not to have the effect of causing Bankruptcy Proceedings to arise.

(m)        We shall have sufficient authorized Class A common stock to be able to deliver the Put Shares.

(n)        The issuance of the Put Shares shall not violate the limits imposed by Nasdaq Rule 5635.

(o)        We shall have reserved the Required Minimum Share Reserve (as defined in the Purchase Agreement) and satisfied the reserve requirements with respect to all other contracts between us and Atlas, and a transfer agent instruction letter shall have been executed by us and the transfer agent for our Class A common stock.

(p)        No statute, regulation, order, guidance, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened or endorsed by any federal, state, local or foreign court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

(q)        We shall cause to be delivered to Atlas a written opinion of counsel satisfactory to Atlas relating to the availability and effectiveness of the Registration Statement and regarding our compliance with U.S. federal securities law in the issuance, sale and registration of the Put Shares and the Commitment Shares.

Commitment Shares

In lieu of a cash fee, we have issued a total of 373,134 shares of Class A common stock (the Commitment Shares) to Atlas in consideration for making its commitment to purchase our Class A common stock under the Purchase Agreement. The total number of Commitment Shares we were initially required to issue to Atlas pursuant to the Purchase Agreement was equal to $1.0 million (2% of the $50 million Maximum Commitment Amount) divided by the closing price of our Class A common stock on February 6, 2025, which was the fifth trading day following the first day our Class A common stock was listed on the Nasdaq Capital Market. The closing price of our common stock on February 6, 2025 was $6.97. As a result, we issued a total of 143,472 Commitment Shares to Atlas on February 6, 2025.

In addition, the Purchase Agreement required us to issue additional Commitment Shares if the closing price of our Class A common stock on the six-month anniversary of the date of the Purchase Agreement had declined from the closing price on February 6, 2025 and if the registration statement of which this prospectus is a part had not yet become effective. In that case, the number of additional Commitment Shares to be issued to Atlas would be equal to the difference between the number of Commitment Shares calculated as of the two dates. As of May 25, 2025, the six-month anniversary of the date of the Purchase Agreement, the last closing price of our Class A common stock was $2.68. As a result, we were required to issue Atlas an additional 229,662 Commitment Shares, which were issued on July 9, 2025.

Our Termination Right

We have the unconditional right, at any time except during any Valuation Period, for any reason and without any payment or liability to us, to terminate the Purchase Agreement by giving written notice to Atlas.

The Purchase Agreement will automatically terminate at the end of the Commitment Period.

Certain provisions of the Purchase Agreement, including our indemnification obligations to Atlas, will survive any termination of the Purchase Agreement. In addition, Atlas retains all rights to the Commitment Shares, regardless of any termination of the Purchase Agreement.

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No Short-Selling or Hedging by Atlas

Atlas has agreed that, during the Commitment Period, neither it nor any of its affiliates acting on its behalf or pursuant to any understanding with it, will execute any short sales, as such term is defined in Rule 200 of Regulation SHO under the Exchange Act.

Prohibitions on Certain Transactions

As long as the Purchase Agreement is in effect, we have agreed that we will not, without the prior written consent of Atlas (with certain specified exceptions set forth in the Purchase Agreement), enter into any other Variable Rate Transaction (as defined in the Purchase Agreement) or equity line of credit with any other party.

Effect of Performance of the Purchase Agreement on Our Stockholders

We will control the timing and amount of any sales of our Class A common stock to Atlas. Actual sales of shares of Class A common stock by us to Atlas under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the Class A common stock, and determinations by us as to the appropriate sources of funding for us and our operations.

As of August 15, 2025, there were 18,408,689 shares of our Class A common stock outstanding, which includes the Commitment Shares. Although the Purchase Agreement provides that we may sell up to an aggregate of $50.0 million worth of our Class A common stock to Atlas, only 5,000,000 shares of our Common Stock are being registered for resale under this prospectus, which includes the 373,134 Commitment Shares. Depending on the market prices of our Class A common stock at the time we elect to issue and sell shares of our Class A common stock to Atlas under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our Class A common stock in order to receive aggregate gross proceeds equal to the $50.0 million total commitment available to us under the Purchase Agreement. If we elect to issue and sell to Atlas under the Purchase Agreement more than the 5,000,000 shares of our Class A common stock being registered for resale by Atlas under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our Class A common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our Class A common stock ultimately offered for resale by Atlas is dependent upon the number of shares of our Class A common stock we ultimately decide to sell to Atlas under the Purchase Agreement.

Issuances of our Class A common stock to Atlas under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our Class A common stock that our existing stockholders own will not decrease, the shares of our Class A common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Class A common stock after any such issuance of shares of our Class A common stock to Atlas under the Purchase Agreement.

Sales of our Class A common stock to Atlas, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Atlas all, some or none of the additional shares of our Class A common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell additional shares of our Class A common stock to Atlas, Atlas may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to Atlas by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Class A common stock. The sale by Atlas of a significant number of shares of our Class A common stock sold to it pursuant to the Purchase Agreement could cause the market price of our Class A common stock to decline and to be highly volatile. In addition, if we sell a substantial number of shares of our Class A common stock to Atlas under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our Class A common stock or the mere existence of our arrangement with Atlas may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our Class A common stock to Atlas (subject to satisfaction of all conditions set forth in the Purchase Agreement), and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

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USE OF PROCEEDS

This prospectus relates to shares of our Class A common stock that may be offered and sold from time to time by Atlas. We will receive no proceeds from the sale of shares of Class A common stock by Atlas pursuant to this prospectus. We may receive up to $50.0 million in gross proceeds under the Purchase Agreement from any sales we make to Atlas pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our Class A common stock to Atlas pursuant to the Purchase Agreement would be up to approximately $46.4 million over the Commitment Period, assuming that we sell the full amount of our Class A common stock that we have the right, but not the obligation, to sell to Atlas under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

We currently expect to use the net proceeds, if any, from any sale of Class A common stock to Atlas pursuant to the Purchase Agreement for general corporate purposes, which could involve continuing to sustain our business operations and meet our liquidity needs, pursuing growth initiatives, making capital expenditures, and/or acquiring other businesses as opportunities arise. We are unable to predict the timing or amount of potential issuances of all of the additional shares issuable pursuant to the Purchase Agreement. As a result, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares, if any. Our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not currently contemplated.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Atlas, of shares of our Class A common stock that have been and may be issued to Atlas pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Atlas on November 24, 2025, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Atlas of the shares of our Class A common stock that have been and may be issued to Atlas under the Purchase Agreement.

Atlas, as the Selling Stockholder, may, from time to time, offer and sell pursuant to this prospectus up to 5,000,000 shares of our Class A common stock that we have issued or may issue to Atlas (including the Commitment Shares). The Selling Stockholder may sell some, all or none of the shares of Class A common stock. We do not know how long the Selling Stockholder will hold the shares of our Class A common stock before selling them, and we currently have no agreements, or understandings with the Selling Stockholder regarding the sale of any of the shares of Class A common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our Class A common stock and shares of our Class B common stock by the Selling Stockholder as of August 15, 2025. We have based percentage of beneficial ownership for the following table on 18,408,689 Class A Shares, which includes the Commitment Shares, and 147,305 Class B Shares outstanding as of July 31, 2025. The information in the table below with respect to the Selling Stockholder has been obtained from the Selling Stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, the Selling Stockholder has sole voting and investment power with respect to its shares of Class A common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the shares of Class A common stock being offered for resale by the Selling Stockholder through this prospectus, we are referring to the shares of Class A common stock that have been and may be issued and sold by us to Atlas pursuant to the Purchase Agreement, unless otherwise indicated.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering (2)		Maximum Number of Shares of Class A Common Stock to be Sold Pursuant to this Prospectus (3)	Shares of Class A Common Stock Beneficially Owned After this Offering (4)
	Number	Percent		Number	Percent
Atlas Sciences, LLC (1)	373,134	2.0%	5,000,000	–	–%

 * Less than 1%

(1)	John Fife is deemed to be the beneficial owner of all of the shares of common stock owned directly by Atlas. Mr. Fife has voting and investment power over the shares of common stock being offered under the registration statement filed with the SEC in connection with the transactions contemplated under the Purchase Agreement and the Registration Rights Agreement. Atlas is not a licensed broker-dealer or an affiliate of a licensed broker-dealer.

(2)	Represents the 373,134 Commitment Shares already issued to Atlas. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of our Class A common stock beneficially owned prior to the offering all of the 4,626,866 shares of our Class A common stock that we may issue and sell to Atlas pursuant to the Purchase Agreement that are being registered for resale under the registration statement that includes this prospectus, because the issuance and sale of such shares to Atlas under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Atlas’s control. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our Class A common stock to Atlas under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Atlas at any time, including the Beneficial Ownership Limitation.

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(3)	Although the Purchase Agreement provides that we may sell up to $50.0 million worth of our Class A common stock to Atlas, we are only registering 5,000,000 shares of our Class A common stock for resale under this prospectus, including the 373,134 Commitment Shares. Therefore, only 4,626,866 of such shares represent shares that we may issue and sell to Atlas for cash consideration in sales under the Purchase Agreement from time to time, at our sole discretion, during the Commitment Period. Depending on the price per share at which we sell our Class A common stock to Atlas pursuant to the Purchase Agreement, we may need to sell to Atlas under the Purchase Agreement more shares of our Class A common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $50.0 million available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Atlas is dependent upon the number of shares we sell to Atlas under the Purchase Agreement.

(4)	Assumes the sale by Atlas of all shares of our Class A common stock registered for resale pursuant to the Registration Statement that includes this prospectus, although the Selling Stockholder is under no obligation known to us to sell any shares of Class A common stock at any particular time.

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DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our amended and restated certificate of incorporation and amended and restated bylaws and of the General Corporation Law of the State of Delaware. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and amended and restated bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the General Corporation Law of the State of Delaware.

Pursuant to our amended and restated certificate of incorporation and our amended and restated bylaws, we are authorized to issue 500,000,000 shares of capital stock, which consists of: (i) 250,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 100,000,000 shares of Class B common stock, par value $0.0001 per share and (iii) 150,000,000 shares of preferred stock, par value $0.0001 per share.

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without stockholder approval except as required by Nasdaq rules, to issue additional shares of our capital stock.

Class A Common Stock

Our amended and restated certificate of incorporation provides that:

•	holders of Class A common stock have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment;

•	holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor;

•	the payment of dividends, if any, on the Class A common stock will be subject to the prior payment of dividends on any outstanding preferred stock;

•	upon our liquidation or dissolution, the holders of Class A common stock are entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time; and

•	our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Class A common stock.

Class B Common Stock

Our amended and restated certificate of incorporation provides that:

•	holders of Class B common stock have voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment;

•	holders of Class B common stock are entitled to 20 votes per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor;

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•	the payment of dividends, if any, on the Class B common stock will be subject to the prior payment of dividends on any outstanding preferred stock;

•	upon our liquidation or dissolution, the holders of Class B common stock are entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock outstanding at that time; and

•	our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Class A common stock.

Voting Rights

Under Delaware law, holders of our Class A common stock or Class B common stock are entitled to vote as a separate class on any proposed amendment to our amended and restated certificate of incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class in a manner that would adversely affect them. Consequently, in these specific circumstances, holders of a majority of our Class A common stock could defeat any proposed amendment to our amended and restated certificate of incorporation. For instance, if an amendment proposed that the Class A common stock rank junior to the Class B common stock with respect to (i) dividends or distributions, (ii) distribution of proceeds in the event of acquisition, or (iii) any other rights, Delaware law would require a separate vote by our Class A common stockholders. In this scenario, the holders of a majority of our Class A common stock could reject the proposed amendment.

Conversion Rights

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers set forth in our amended and restated certificate of incorporation, and at any time following our closing of a firm commitment underwritten initial public offering upon the affirmative vote or written consent of the holders of a majority of our Class B common stock then outstanding and held by our founder, Mr. Bentley, and certain affiliates of our founder.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Subject to the terms and conditions set forth in the Certificate of Designations with respect to the ranking of the Series 1 Preferred, our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring, or preventing a change of our control or the removal of our existing management.

Series 1 Convertible Preferred Stock

On January 28, 2025, we filed the Series 1 Certificate of Designations with the Secretary of State of the State of Delaware creating the Series 1 Preferred. The Series 1 Certificate of Designations became effective with the Secretary of State of the State of Delaware upon filing.

Authorized Shares; Stated Value

We are authorized to issue up to 30,000 shares of Series 1 Preferred, with each share having a stated value of $1,111, subject to an automatic 10% increase upon the occurrence of (i) a Series 1 Trigger Event (as hereinafter defined), (ii) if we fail to fully comply with any covenant, obligation or agreement or fail to pay any amount when due and payable, and such failure is not cured within the applicable cure period, or (iii) upon the occurrence of any bankruptcy, insolvency or similar event (each of (ii) and (iii) an “Event of Default”) (the “Series 1 Stated Value”).

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Ranking

Except as otherwise set forth in the Series 2 Certificate of Designations, the Series 2 Preferred rank equally (including with respect to dividends and distributions, and upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”)) and are identical in all respects, and, unless the holders of at least a majority of the outstanding Preferred Stock, voting together as a single class, expressly consent to the creation of capital stock that is pari passu in rank, all other shares of capital stock of the Company will be junior in rank.

Preferred Return

The Series 1 Preferred accrues a 10% per annum rate of return on the Series 1 Stated Value (the “Series 1 Preferred Return”) from date of issuance (the “Issuance Date”). The Series 1 Preferred Return is payable on a quarterly basis either in cash or via the issuance of additional shares of Series 1 Preferred, at our discretion. Following the occurrence of an Event of Default, the preferred return will increase to 15% per annum until such Event of Default has been cured.

Liquidation Preference

In the event of a Liquidation Event or Deemed Liquidation Event (as hereinafter defined), the Series 1 Preferred will be paid an amount equal to (i) the Series 1 Stated Value at such time, plus (ii) any accrued and unpaid Series 1 Preferred Return (the “Series 1 Preferred Liquidation Amount”), prior to any payments being made to the holders of our Class A common stock. Following payment of the Series 1 Preferred Liquidation Amount, the Series 1 Preferred will not participate in the distribution of any remaining assets of the Company.

A “Deemed Liquidation Event” will occur (i) if we merge or consolidate with another entity and our stockholders immediately prior to such transaction do not continue to hold a majority of the voting power immediately after such transaction, or (ii) if we sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of our assets.

Conversion Rights

The Series 1 Preferred is convertible at any time into (i) the number of shares of Series 1 Preferred being converted multiplied by their then Series 1 Stated Value (the “Series 1 Conversion Amount”), divided by (ii) the Series 1 Conversion Price (as hereinafter defined).

Prior to a Series 1 Trigger Event (as hereinafter defined) or an Event of Default, the conversion price (“Series 1 Conversion Price”) is $9.00 per share of Class A common stock, subject to adjustment if we issue Class A common stock or rights to receive Class A common stock at a lower price (the “Series 1 Fixed Conversion Price”). Following a Series 1 Trigger Event or Event of Default the Series 1 Conversion Price is the lesser of the (i) Series 1 Fixed Conversion Price, and (ii) greater of (x) 85% multiplied by the lowest daily volume weighted average price of our Class A common stock during the ten business day period prior to the measurement date, and (y) $1.00.

A “Series 1 Trigger Event” will occur (i) upon our receipt of a letter of noncompliance from Nasdaq, (ii) upon our average market capitalization during any ten business day period falling below $75,000,000, and (iii) in any quarter beginning with the first calendar quarter of 2025 where (x) our stockholder equity is less than $2,500,000, (y) we incur a net loss greater than $1,000,000, or (z) our net sales are less than $500,000.

Ownership Limitation

Notwithstanding the foregoing, we will not give effect to any conversion of Series 1 Preferred to the extent that, following such conversion, the holder individually (without aggregating with its affiliates) would beneficially own in excess of 4.99% of our outstanding Class A common stock (the “Maximum Percentage”); provided, that the Maximum Percentage for a holder of Series 1 Preferred together with such holder’s affiliates will be 9.99%. The Maximum Percentage is enforceable, unconditional, and non-waivable and shall apply to all affiliates and assigns of each holder of the Series 1 Preferred.

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Series 2 Convertible Preferred Stock

On March 24, 2025, we filed the Series 2 Certificate of Designations with the Secretary of State of the State of Delaware creating the Series 2 Preferred. The Series 2 Certificate of Designations became effective with the Secretary of State of the State of Delaware upon filing.

Authorized Shares; Stated Value

We are authorized to issue up to 40,000 shares of Series 2 Preferred, with each share having a stated value of $1,111, subject to an automatic 10% increase upon the occurrence of an Event of Default (the “Series 2 Stated Value”).

Ranking

Except as otherwise set forth in the Series 2 Certificate of Designations, the Series 2 Preferred rank equally (including with respect to dividends and distributions, and upon any Liquidation Event) and are identical in all respects, and, unless the holders of at least a majority of the outstanding Preferred Stock, voting together as a single class, expressly consent to the creation of capital stock that is pari passu in rank, all other shares of capital stock of the Company will be junior in rank.

Preferred Return

The Series 2 Preferred accrues a 9.5% per annum rate of return on the Stated Value (the “Series 2 Preferred Return”) from the Issuance Date. The Series 2 Preferred Return is payable on a quarterly basis either in cash or via the issuance of additional shares of Series 2 Preferred, at our discretion. Following an Event of Default, the Series 2 Preferred Return increases to 15% per annum until such Event of Default has been cured.

Liquidation Preference

In the event of a Liquidation Event or Deemed Liquidation Event, the Series 2 Preferred will be paid an amount equal to (i) the Series 2 Stated Value at such time, plus (ii) any accrued and unpaid Series 2 Preferred Return (the “Series 2 Preferred Liquidation Amount”), prior to any payments being made to the holders of our Class A common stock. Following payment of the Series 2 Preferred Liquidation Amount, the Series 2 Preferred will not participate in the distribution of any remaining assets of the Company.

Conversion Rights

The Series 2 Preferred is convertible at any time into (i) the number of shares of Series 2 Preferred being converted multiplied by their then Series 2 Stated Value (the “Series 2 Conversion Amount”), divided by (ii) the Series 2 Conversion Price (as hereinafter defined).

Prior to a Series 2 Trigger Event (as hereinafter defined) or an Event of Default, the conversion price (“Series 2 Conversion Price”) is $10.00 per share of Class A common stock, subject to adjustment if we issue Class A common stock or rights to receive Class A common stock at a lower price (the “Series 2 Fixed Conversion Price”). Following a Series 2 Trigger Event or Event of Default the Series 2 Conversion Price is the lesser of the (i) Series 2 Fixed Conversion Price, and (ii) greater of (x) 88% multiplied by the lowest daily volume weighted average price of our Class A common stock during the eight business day period prior to the measurement date, and (y) the 20% of the “Minimum Price” as defined in Nasdaq Rule 5635 calculated as of the most recent Series 2 Preferred Issuance Date.

A “Series 2 Trigger Event” will occur (i) upon our receipt of a letter of noncompliance from Nasdaq, (ii) upon our average market capitalization during any three business day period following April 1, 2025 falling below $125,000,000, and (iii) in any quarter beginning with the first calendar quarter of 2025 where (x) our stockholder equity is less than $2,500,000, (y) we incur a net loss greater than $1,000,000, or (z) our net sales are less than $500,000.

Notwithstanding the foregoing, on April 11, 2025, we entered into a Supplement Terms Agreement with Atlas (the “Series 2 Supplemental Terms”), pursuant to which we issued and sold 3,000 shares of Series 2 Preferred (the “Additional Series 2 Preferred”) to Atlas, and which provides that, irrespective of the terms of the Series 2 Certificate of Designations, Atlas will not have the right to convert the Additional Series 2 Preferred into Series 2 Conversion Shares at a conversion price of less than $1.00 per share prior to 30 days following the occurrence of a Supplemental Terms Trigger Event (as hereinafter defined), at which time we may elect to pay the conversion amount in cash or by issuance of Series 2 Conversion Shares, at our discretion.

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A “Supplemental Terms Trigger Event” will occur when the daily volume weighted average price of our Class A common stock is below $1.00 for five or more business days during any given 15-day period.

Ownership Limitation

Notwithstanding the foregoing, we will not give effect to any conversion of Series 2 Preferred to the extent that, following such conversion, the holder individually (without aggregating with its affiliates) would beneficially own in excess of 4.99% of our outstanding Class A common stock (the “Maximum Percentage”); provided, that the Maximum Percentage for a holder of Series 2 Preferred together with such holder’s affiliates will be 9.99%. The Maximum Percentage is enforceable, unconditional, and non-waivable and shall apply to all affiliates and assigns of each holder of the Series 2 Preferred.

Company Optional Redemption

We have the right at any time after the date that is six months from the earlier of (i) the effective date of the registration statement of which this prospectus forms a part, and (ii) the date that the Series 2 Conversion Shares are eligible for resale pursuant to Rule 144 under the Securities Act, to elect, in our sole discretion, to redeem all or any portion of the Series 2 Preferred then outstanding by paying an amount in cash equal to the Series 2 Preferred Liquidation Amount multiplied by 115%. In addition, we may, at our election, use at least 25% of any funds that we raise through an equity financing to redeem the Series 2 Preferred.

Dividends and Distributions

The Series 2 Preferred are not entitled to participate in any dividends, distributions, or payments to the holders of our Class A common stock.

Voting Rights

The Series 2 Preferred shall vote together with holders of our Class A common stock and Class B common stock on an as-converted basis, and not as a separate class, at any annual or special meeting of stockholders, and may act by written consent in the same manner as holders of our Class A common stock and Class B common stock. In addition, for so long as any shares of Series 2 Preferred are outstanding, the affirmative vote of a majority of the Series 2 Preferred then outstanding shall be required to (i) alter or change adversely the powers, preferences or rights given to the Series 2 Preferred or alter or amend the Series 2 Certificate of Designations, or (ii) enter into any agreement with respect to any of the foregoing.

Notwithstanding the foregoing, in no event shall a holder of our Series 2 Preferred (together with such holder’s affiliates, and any “persons” acting as a “group” (as such terms are defined under Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) together with Attribution Parties be entitled to vote, on an as-converted basis and in aggregate with respect to any other shares of our Class A common stock, Class B common stock, Series 1 Preferred or other preferred stock beneficially owned by such holder of Series 2 Preferred or any affiliates or Attribution Parties of such holder, more than 4.99% of our outstanding voting shares as of the applicable record date, as adjusted for any stock splits, reverse stock splits, stock dividends, reclassifications, reorganization, recapitalizations or other similar transaction.

Covenants

Pursuant to the Series 2 Certificate of Designations, for so long as the Series 2 Preferred remains outstanding we have agreed to comply with a number of covenants restricting our ability to take certain actions or engage in certain activities, which are typical for transactions of this type. In particular, we will not issue any preferred stock or other securities except as set forth in the Series 2 Certificate of Designations and we will not enter into certain fundamental transactions (including, without limitation, mergers, business combinations or similar transactions) without the prior written consent of the holders of a majority of the Series 2 Preferred.

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Company Optional Redemption

We have the right at any time after the date that is six months from the earlier of (i) the effective date of the registration statement registering the Series 1 Conversion Shares, and (ii) the date that the Series 1 Conversion Shares are eligible for resale pursuant to Rule 144 under the Securities Act, to elect, in our sole discretion, to redeem all or any portion of the Series 1 Preferred then outstanding by paying an amount in cash equal to the Series 1 Preferred Liquidation Amount multiplied by 115%. In addition, we may, at our election, use at least 25% of any funds that we raise through an equity financing to redeem the Series 1 Preferred.

Dividends and Distributions

The Series 1 Preferred are not entitled to participate in any dividends, distributions, or payments to the holders of our Class A common stock.

Voting Rights

The Series 1 Preferred shall vote together with holders of our Class A common stock and Class B common stock on an as-converted basis, and not as a separate class, at any annual or special meeting of stockholders, and may act by written consent in the same manner as holders of our Class A common stock and Class B common stock. In addition, for so long as any shares of Series 1 Preferred are outstanding, the affirmative vote of a majority of the Series 1 Preferred then outstanding shall be required to (i) alter or change adversely the powers, preferences or rights given to the Series 1 Preferred or alter or amend the Series 1 Certificate of Designations, or (ii) enter into any agreement with respect to any of the foregoing.

Notwithstanding the foregoing, in no event shall a holder of our Series 1 Preferred (together with such holder’s affiliates, and any “persons” acting as a “group” (as such terms are defined under Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) together with such holder or such holder’s affiliates (such persons, “Attribution Parties”)) be entitled to vote, on an as-converted basis and in aggregate with respect to any other shares of our Class A common stock, Class B common stock, Series 2 Preferred or other preferred stock beneficially owned by such holder of Series 1 Preferred or any affiliates or Attribution Parties of such holder, more than 4.99% of our outstanding voting shares as of the applicable record date, as adjusted for any stock splits, reverse stock splits, stock dividends, reclassifications, reorganization, recapitalizations or other similar transaction.

Covenants

Pursuant to the Series 1 Certificate of Designations, for so long as the Series 1 Preferred remains outstanding we have agreed to comply with a number of covenants restricting our ability to take certain actions or engage in certain activities, which are typical for transactions of this type. In particular, we will not issue any preferred stock or other securities except as set forth in the Series 1 Certificate of Designations and we will not enter into certain fundamental transactions (including, without limitation, mergers, business combinations or similar transactions) without the prior written consent of the holders of a majority of the Series 1 Preferred.

Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Delaware Law

Classified Board

Our amended and restated certificate of incorporation requires our board of directors to be divided into three classes serving staggered three-year terms, with one class elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board of directors.

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Advance Notice Requirements

Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures specify that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken and define what is considered timely. Our amended and restated bylaws also specify the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Director Removal and Vacancies

Our amended and restated certificate of incorporation requires that, a member of our board of directors or our entire board may only be removed for cause, and then only by the affirmative vote of the holders of at least sixty-six and two-thirds percent in voting power of our stock entitled to vote on such removal. In addition, our amended and restated certificate of incorporation requires that, any newly created directorship that results from an increase in the number of directors or any vacancy on our board of directors, must be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and may not be filled by the stockholders.

Undesignated Preferred Stock

Our amended and restated certificate of incorporation provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our shareholders, our board of directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Class A common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in our control.

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or the Securities Act or any other claim for which the federal district courts of the United States of America shall be the exclusive jurisdiction.

Notwithstanding the foregoing, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation, but there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

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Moreover, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our amended and restated certificate of incorporation provides that the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our amended and restated certificate of incorporation. Our choice of forum provision may impose additional litigation costs on stockholders in pursuing claims and may limit a stockholder’s ability to bring a claim in a judicial forum that it believes to be favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions and insurance are necessary to attract and retain talented and experienced directors and officers.

Section 203 of the DGCL

As a Delaware corporation, we will be subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with an “interested stockholder.” In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of the corporation.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 of the DGCL do not apply if:

•	the business combination takes place more than three years after the interested stockholder became an “interested stockholder;”

•	our board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding, other than statutorily excluded shares of Class A common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Listing

Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “CSAI.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Transfer Online, Inc. The transfer agent and registrar’s address is 512 SE Salmon Street, Portland, OR 97214. The transfer agent and registrar can be contacted by phone at: (503) 227-2950.

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PLAN OF DISTRIBUTION

The shares of our Class A common stock offered by this prospectus are being offered by the Selling Stockholder, Atlas Sciences, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our Class A common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the shares of our Class A common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our Class A common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our Class A common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Atlas is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Atlas has informed us that it intends to use one or more unaffiliated registered broker-dealers to effect all sales, if any, of our Class A common stock that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (for instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributor’s or seller’s commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Atlas has informed us that each such broker-dealer may receive commissions from Atlas for executing such sales for Atlas and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our Class A common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the Selling Stockholder and/or the purchasers, for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Atlas can presently estimate the amount of compensation that any agent will receive from the Selling Stockholder or from any purchasers of shares of our Class A common stock sold by Atlas.

We know of no existing arrangements between Atlas or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Class A common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement that includes this prospectus to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our Class A common stock offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our Class A common stock by the Selling Stockholder, any compensation paid by Atlas to any such brokers, dealers, underwriters or agents, and any other required information.

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We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our Class A common stock included in this prospectus by Atlas. We have agreed to indemnify Atlas and certain other persons against certain liabilities in connection with the offering of shares of our Class A common stock offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Atlas has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Atlas specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

In the Purchase Agreement, Atlas has agreed that, during the Commitment Period, neither it nor any of its affiliates acting on its behalf or pursuant to any understanding with it, will execute any short sales, as such term is defined in Rule 200 of Regulation SHO under the Exchange Act.

We have advised Atlas that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the earlier of (i) the end of the Commitment Period and (ii) the date that all shares registered pursuant to the Registration Statement that includes this prospectus have been sold by Atlas.

Our Class A common stock is listed on Nasdaq under the symbol “CSAI.”

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LEGAL MATTERS

The validity of the Class A common stock offered by this prospectus will be passed upon for us by Varnum LLP, Grand Rapids, Michigan.

EXPERTS

The financial statements of Cloudastructure, Inc. as of and for the years ended December 31, 2024 and 2023, incorporated by reference into this prospectus have been so incorporated in reliance on the report of Bush & Associates CPA, an independent registered public accounting firm, incorporated herein by reference, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 under the Securities Act, with respect to the shares of Class A common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our Class A common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. This prospectus incorporates by reference the documents listed below, but excludes any information furnished to, rather than filed with, the SEC.

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, and June 30, 2025, filed with the SEC on May 15, 2025, and August 14, 2025, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on March 26, 2025 (as amended by Form 8-K/A filed April 17, 2025), April 1, 2025, May 15, 2025, July 3, 2025, and August 13, 2025;

•	our definitive proxy statement for our 2025 Annual Meeting of Stockholders, filed with the SEC on July 22, 2025, as amended by the definitive additional materials filed with the SEC on July 30, 2025; and

•	the description of our Class A common stock contained in our Registration Statement on Form 8-A filed on January 28, 2025, including any amendments or reports filed for the purpose of updating such description

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Cloudastructure, Inc., 228 Hamilton Avenue, 3rd Floor, Palo Alto, California 94301 or by telephone at (650) 644-4160 or by email at investorsupport@cloudastructure.com. These documents may also be found on our website at www.cloudastructure.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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5,000,000 Shares

Class A Common Stock

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Prospectus

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August 25, 2025